UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2016

Alere Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16789	04-3565120
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of principal executive offices)

Registrant’s telephone number, including area code: (781) 647-3900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2016, the Compensation Committee, or the Committee, of our Board of Directors made determinations regarding the salaries of our named executive officers for 2016 and the terms of our 2016 Short-Term Incentive Plan, or the 2016 STIP. Like our 2015 Short-Term Incentive Plan, the 2016 STIP is intended to attract, retain and motivate the talented and dedicated employees who are critical to our success in achieving our goals of continued growth and increased profitability.

2016 Base Salaries

The Compensation Committee decided to increase the base salary of each named executive officer for 2016 by 2.5%. The base salaries of our named executive officers for 2016 are:

Name and Position	2016 Base Salary
Namal Nawana, President and Chief Executive Officer	$1,076,260
James Hinrichs, Executive Vice President and Chief Financial Officer	$666,250
Daniella Cramp, Global President, Cardiometabolic	$563,750
Sanjay Malkani, Global President, Toxicology	$666,250
Avi Pelossof, Global President, Infectious Disease	$563,750

2016 Short-Term Incentive Plan

The 2016 STIP provides for potential cash bonuses to certain employees, including our executive officers. The 2016 STIP awards incentive compensation based on the degree of achievement of two metrics of our financial performance in 2016: (i) non-GAAP earnings per share and (ii) non-GAAP measure of organic growth. The two metrics are weighted equally. The plan has minimum, target and maximum degrees of achievement of these metrics, at which 50%, 100% and 150%, respectively, of the targeted bonus pool is earned. If only one of the two metrics is met at the minimum level, the bonus pool would be funded at 50% of the targeted amount. If neither metric is met at the minimum level, the bonus pool would be funded at 25% of the targeted amount to allow for discretionary recognition of individuals who excelled in their contributions during 2016, but the named executive officers would not be eligible to receive any incentive payment under the plan.

Under the 2016 STIP, participants are eligible to receive cash bonuses targeted at defined percentages of their 2016 base salaries, or their Bonus Opportunity, based on their executive or management level. Our Chief Executive Officer has a Bonus Opportunity targeted at 100% of his 2016 base salary and the remaining executive officers, including our Chief Financial Officer, have Bonus Opportunities targeted at 60% of their 2016 base salaries. Based on the sum of all Bonus Opportunities, we expect that the 2016 STIP will fund in an aggregate amount of approximately $19.4 million (of which approximately $2.6 million is allocated to the named executive officers) if our metrics of earnings per share and organic growth are both met at the targeted levels, and in an aggregate amount of up to a maximum of approximately $29.1 million (of which approximately $3.9 million is allocated to the named executive officers) if both of these targets are exceeded by 50% or more. Funds allocated to the 2016 STIP will be distributed among participating employees based on the degree of achievement of individual objectives and their overall level of contribution to achieving our results. Incentive payments to the named executive officers will be determined by the Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

By:	/s/ Douglas Barry
Douglas Barry
Associate General Counsel

Dated: March 2, 2016